     As filed with the Securities and Exchange Commission on May 21, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      ___________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ___________________________________

                        ARMSTRONG WORLD INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

               Pennsylvania                        23-0366390
        (State or jurisdiction of               (I.R.S. Employer
      incorporation or organization)           Identification No.)

               P.O. Box 3001                         17604
         Lancaster, Pennsylvania                   (Zip Code)
 (Address of principal executive offices)

                      ___________________________________

                         1999 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                      ____________________________________

                             Deborah K. Owen, Esq.
              Senior Vice-President, Secretary and General Counsel
                              2500 Columbia Avenue
                         Lancaster, Pennsylvania  17603
                                 (717) 396-3586

                      ____________________________________

                          Copies of communications to:
                          Vincent C. Deluzio, Esquire
                  Buchanan Ingersoll Professional Corporation
                301 Grant Street, One Oxford Centre, 21st Floor
                           Pittsburgh, PA  15219-1410
                                 (412) 562-8800

                      ____________________________________
                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                     Proposed Maximum         Proposed Maximum
 Title of Securities To        Amount To Be         Offering Price Per       Aggregate Offering          Amount of
     Be Registered             Registered(1)             Share(2)                 Price(2)          Registration Fee(3)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par      3,250,000 Shares            $56.5625            $183,828,125(c)             $51,104.22
 value
=========================================================================================================================

(1) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") and based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 17, 1999.

(3) Calculated pursuant to Section 6(b) of the Securities Act.

PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 (Items 1 and 2) is included in documents sent or given to participants in the Registrant's 1999 Long-Term Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed with the Securities and Exchange Commission (the "Commission") by Armstrong World Industries, Inc., a Pennsylvania corporation (the "Company"), and are incorporated herein by reference and made a part hereof:

(a) The Company's latest Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (SEC file number 001-02116 and filing date of March 16,
     1999).

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by annual report referred to in
     (a) above.

(c) The description of the Company's capital stock under the caption "Description of Capital Stock" in the Company's Prospectus dated March 16, 1999, which is part of the Company's Registration Statement on Form S-3 (No. 333-74501) together with any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporations Law (the" PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     Article IX of the Company's By-laws, as amended, provides that the Company shall indemnify any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company (or is or was serving at the request of the Company as a director, officer, trustee, employee, or agent of a related enterprise including service with respect to an employee benefit plan or is or was serving at the specific written request of the Company as a director, officer, trustee, employee, or agent of an unrelated enterprise) against all expenses and liability he or she actually incurs, including, without limitation, judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of the Company, to the fullest extent permitted by law.
Article IX also provides that directors and officers shall be entitled to payment in advance of expenses incurred in defending any such action, suit, or proceeding, upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that they are not entitled to be indemnified or, in the case of criminal action, a majority of the Board of Directors so determines. In addition, the Company has entered into indemnification agreements with each of its directors which entitle the director to indemnification for certain expenses to the fullest extent permitted by law.

     The By-laws of the Company also provide pursuant to Section 1713 of the PBCL that a director of the Company shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:
(1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of the Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or Federal law.

     The Company and its subsidiaries also carry insurance insuring their officers and directors against certain liabilities which they might incur as directors or officers of the Company or of any other organization which they serve at its request, including certain liabilities under the Securities Act.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.                  Description                          Method of Filing
---------------  -----------------------------------  ----------------------------------------
4.1              1999 Long-Term Incentive Plan.       Incorporated by reference from Exhibit
                                                      A to the Company's definitive proxy
                                                      statement filed on March 16, 1999 (File
                                                      No. 001-02116) for the Annual Meeting
                                                      of Shareholders held on April 26, 1999.

5.1              Opinion of Buchanan Ingersoll        Filed herewith
                 Professional Corporation regarding
                 legality of the securities being
                 registered.

15.1             Letter regarding unaudited interim   Filed herewith
                 financial information.

23.1             Consent of Buchanan Ingersoll        See Exhibit 5.1 hereof
                 Professional Corporation.

23.2             Consent of Independent Auditors.     Filed herewith

24.1             Form of Power of Attorney.           Filed herewith

Item 9.  Undertakings.

The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

   (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

   (3) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  -----------

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Pennsylvania, on the ___ day of May, 1999.


                                     ARMSTRONG WORLD INDUSTRIES, INC.


Dated:  May 21, 1999                 By:  /s/  Frank A. Riddick, III
                                         --------------------------------------
                                         Frank A. Riddick III, Senior Vice
                                         President, Finance and Chief Financial
                                         Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Dated:  May 21, 1999                 By:  /s/  George A. Lorch
                                         --------------------------------------
                                         George A. Lorch
                                         Chairman of the Board and
                                         Chief Executive Officer

Dated:  May 21, 1999                 By:  /s/  Frank A. Riddick, III
                                         --------------------------------------
                                         Frank A. Riddick, III
                                         Senior Vice-President, Finance and
                                         Chief Financial Officer
                                         (Principal Financial Officer)

Dated:  May 21, 1999                 By:  /s/  Edward R. Case
                                         --------------------------------------
                                         Edward R. Case
                                         Vice President and Controller
                                         (Principal Accounting Officer)

Dated:  May 21, 1999                 By:  /s/  H. Jesse Arnelle
                                         --------------------------------------
                                         H. Jesse Arnelle
                                         Director

Dated:  May 21, 1999                 By:  /s/  Van C. Campbell
                                         --------------------------------------
                                         Van C. Campbell
                                         Director

Dated:  May ___, 1999                By:
                                         --------------------------------------
                                         Donald C. Clark
                                         Director

Dated:  May 21, 1999                 By:  /s/  David W. Raisbeck
                                         --------------------------------------
                                         David W. Raisbeck
                                         Director

Dated:  May 21, 1999                 By:  /s/  John A. Krol
                                         --------------------------------------
                                         John A. Krol
                                         Director

Dated:  May 21, 1999                 By:  /s/  David M. LeVan
                                         --------------------------------------
                                         David M. LeVan
                                         Director

Dated:  May 21, 1999                 By:  /s/  James E. Marley
                                         --------------------------------------
                                         James E. Marley
                                         Director

Dated:  May ___, 1999                By:
                                         --------------------------------------
                                         Judith R. Haberkorn
                                         Director

Dated:  May 21, 1999                 By:  /s/  Jerre L. Stead
                                         --------------------------------------
                                         Jerre L. Stead
                                         Director

                                 EXHIBIT INDEX


Exhibit No.                        Description                             Method of Filing

4.1            1999 Long-Term Incentive Plan.                        Incorporated by reference
                                                                     from Exhibit A to the
                                                                     Company's definitive proxy
                                                                     statement filed on March
                                                                     16, 1999 (File No.
                                                                     001-02116) for the Annual
                                                                     Meeting of Shareholders
                                                                     held on April 26, 1999.

5.1            Opinion of Buchanan Ingersoll Professional            Filed herewith
               Corporation.

15.1           Letter regarding unaudited interim financial          Filed herewith
               information.

23.1           Consent of Buchanan Ingersoll Professional            See Exhibit 5.1 hereof
               Corporation.

23.2           Consent of Independent Auditors.                      Filed herewith

24.1           Form of Power of Attorney.                            Filed herewith